Exhibit 10.26

THIRD AMENDMENT TO THE
SWIFT TRANSPORTATION COMPANY DEFERRED COMPENSATION PLAN

This amendment is made and entered into on the date indicated below by Knight-Swift Transportation Holdings Inc. (Formerly known as Swift Transportation Company ("Employer").

RECITALS:

A.Employer maintains the Swift Transportation Company Deferred Compensation Plan ("Plan");
B.Employer has reserved the right to amend the Plan in whole or in part; and
C.Employer intends to amend the Plan.
THEREFORE, Employer hereby adopts this Amendment as follows:
1.Section 2.5 of the Plan is amended to read as follows:
"Compensation" means a Participant's base salary and bonus(es) for services performed during a calendar year, including bonuses which are Performance Based Compensation but excluding non-recurring or extraordinary discretionary bonuses not earned during a specific designated time period. Compensation for a calendar year will be determined before reduction amounts deferred under this Plan or under other tax-favorable plans (e.g., 401(k) or 125 plan) maintained by the Employer.
2.Section 2.11 of the Plan is amended to read as follows:
"Employer" means Knight-Swift Transportations Holdings Inc and any of its subsidiaries who have Employees who are eligible to participate in the Plan.
3.The first paragraph in subsection 3.2.1 of the Plan is amended to read as follows:
A Participant may elect to defer (in whole percentages) up to 75% of his or her Compensation by completing and filing a Deferral Election Form with the Employer before the first day of the calendar year during which the Compensation to be deferred will be earned. The Participant must make a Deferral Election for base salary but not for bonus (or vice versa) or may elect different deferral percentages for base salary and for bonus. A bonus Deferral Election will apply to all bonuses to be earned during the calendar year for which the Deferral Election is made, without regard to whether the bonus is Performance Based Compensation, unless the Employer (in its discretion) permits a separate Deferral Election to be made for a bonus that is Performance Based Compensation in which case the separate Deferral Election will apply to the bonus that is Performance Based Compensation. Unless a bonus is Performance Based Compensation and the Employer permits a separate Deferral Election to be made for that bonus, if part of the bonus will be earned in one calendar year and part of the bonus will bear earned in another calendar year, for deferral purposes the portion of the bonus to be earned in one calendar will be treated as separate from the portion of the bonus to be earned in the other calendar year. In that case, a Participant's bonus Deferral Election will apply only with respect to the portion of the bonus to be earned in the calendar year for which the Deferral Election is made. A Deferral Election cannot be made with respect to any bonus which is excluded from the definition of Compensation under Section 2.5. If a Deferral Election is timely made, it will be effective only for the calendar year for which it is made. If a Participant does not make a timely Deferral Election for Compensation to be earned during a calendar year, he or she cannot defer any Compensation to be earned during that calendar year, except as may be permitted in accordance with subsection 3.2.2 for Performance Based Compensation.
4.    This Amendment is effective January 1 2018, as is applicable to Deferral Election for 2019 and later calendar years.
5.Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.
Dated:    May 17, 2018            Knight-Swift Transportation Holdings Inc.

By:      /s/ Cheryl Maccano
Title:      Director of Benefits